EXHIBIT 10.22

DIRECTOR COMPENSATION AND STOCK OWNERSHIP POLICY

The Board of Directors (the “Board”) of Broadstone Net Lease, Inc. (the “Company”) has adopted the following director compensation and stock ownership policy, effective as of January 1, 2020.

DIRECTOR COMPENSATION POLICY

This compensation policy shall apply only to directors of the Company who are not Company officers or employees. This compensation policy has been developed to attract and retain outstanding director candidates and compensate directors for their time, commitment, and contributions to the Board. The compensation described in this policy shall be paid automatically and without further action of the Board to each director who may be eligible to receive such compensation.

Retainers for Serving on the Board

Directors shall be paid an annual retainer of $135,000, payable in arrears in quarterly installments of $33,750, for each calendar year of service on the Board. Retainers for partial quarters or years of service shall be pro-rated to reflect the number of days served by a director during a quarter or year. The quarterly installments of the annual retainer shall be paid within 15 days after the end of each calendar quarter.

Additional Annual Retainers

Additional annual retainers shall be paid to directors as follows, payable in arrears in quarterly installments:

•	$50,000 to the Chairperson of the Board;
•	$20,000 to the Vice Chairperson of the Board;
•	$17,500 to the chairperson of the Audit Committee;
•	$12,500 to the chairperson of each the Compensation Committee, the Nominating and Corporate Governance Committee (the “Governance Committee”), and the Real Estate Investment Committee;
•	$8,750 to non-chairperson committee members of the Audit Committee; and
•	$6,250 to non-chairperson committee members of each of the Compensation Committee, the Governance Committee, and the Real Estate Investment Committee.

If a director serves in more than one of the foregoing roles, then he or she shall be entitled to receive the applicable additional annual retainer for each such role held. Retainers for partial quarters or years of service shall be pro-rated to reflect the number of days served by a director on the applicable committee during a quarter or year. The quarterly installments of each additional retainer shall be paid within 15 days after the end of the calendar quarter.

Compensation Payable in Shares of Common Stock

Except as otherwise set forth in “Annual Compensation Election” below, all compensation to be paid to each director shall be paid 100% in shares of the Company’s common stock (“Shares”). The number of Shares to be issued to a director at any particular time shall be determined by reference, as applicable, to the then-current Determined Share Value of the Shares or (b) the closing price of the Company’s common stock on such quarterly payment date on a national securities exchange. Any Shares so issued to a director will be 100% vested and non-forfeitable as of the issuance date, and the director receiving such Shares (or his or her custodian or designee, if any) will have immediate rights of ownership in the Shares, including the right to vote the Shares and the right to receive dividends or other distributions thereon.

Annual Compensation Election

If a director has satisfied the minimum stock ownership requirement established by the Board, as set forth below, or has had such requirement waived, such director shall be permitted to elect to receive his or her compensation from the Company for a particular calendar year 70% in Shares and 30% in cash. Such an election may only be made with respect to 100% of the compensation for the applicable calendar year and may not be made for a portion of any compensation (including compensation that is prorated due to a director’s midyear appointment or election).

A director may make such an election by delivering a valid election form in such form as the Company shall prescribe (the “Election Form”) to the Company prior to the beginning of a calendar year, which will be effective as of the first day of the calendar year beginning after the Company receives the Election Form. The Election Form signed by a director prior to the calendar year will be irrevocable for that calendar year. Prior to the commencement of the following calendar year, however, a director may change his or her election for future calendar years by executing and delivering a new Election Form. If a director fails to deliver a new Election Form prior to the commencement of the new calendar year, his or her Election Form in effect during the previous calendar year shall continue in effect during the new calendar year. If no Election Form is filed or effective for a director, such director’s compensation will be paid 100% in Shares.

TRAVEL EXPENSE REIMBURSEMENT

Each of the Company’s directors shall be entitled to receive reimbursement for reasonable travel expenses which they properly incur in connection with their functions and duties as a director, including the reasonable travel expenses of the director’s spouse or partner to attend events to which spouses and partners are expected. Each of the directors shall provide the Company with evidence of expenses incurred, including copies of receipts, as the Company may reasonably require.

MINIMUM STOCK OWNERSHIP

To ensure alignment of interest with the Company’s stockholders, each of the Company’s directors is required to accumulate and retain, directly or indirectly, at least $250,000 of Shares within four years of his or her joining the Board.

AMENDMENT, REVISION AND TERMINATION

This Director Compensation and Stock Ownership Policy may be amended, revised or terminated by the Board at any time and from time-to-time.

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